                                                                      Exhibit 11


                    FILENE'S BASEMENT CORP. AND SUBSIDIARIES
                 STATEMENTS RE COMPUTATION OF PER SHARE EARNINGS


                                Twenty-Six Weeks Ended       Thirteen Weeks Ended
                               ------------------------    ------------------------
                               August 2,      August 3,     August 2,     August 3,
                                  1997          1996          1997          1996
                               ----------    ----------    ----------    ----------

Weighted average number
  of common shares
  outstanding                  20,674,946    20,507,120    20,727,311    20,513,651

Assumed exercise of stock
  options net of treasury
  shares deemed to have
  been repurchased at
  average market price
  for the period                  713,190       129,599       641,927       448,042
                               ----------    ----------    ----------    ----------
Weighted average
  primary shares
  outstanding                  21,388,136    20,636,719    21,369,238    20,961,693


Assumed exercise of
  stock options net of
  treasury shares deemed to
  have been repurchased
  at the end of the
  period market price                  --       314,043            --        20,014
                               ----------    ----------    ----------    ----------


Weighted average shares
  outstanding                  21,388,136    20,950,762    21,369,238    20,981,707
                               ==========    ==========    ==========    ==========